EXHIBIT 99.1

For further information:
Dennis Klaeser, CFO
PrivateBancorp, Inc.
312-683-7100

For Immediate Release

PrivateBancorp, Inc. Announces Pricing of $100 Million
Contingent Convertible Senior Notes Offering

Chicago, IL, March 9, 2007 - PrivateBancorp, Inc. (NASDAQ: PVTB) today announced that it had priced an offering of $100 million aggregate principal amount of its 3 5/8% Contingent Convertible Senior Notes due 2027 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The aggregate principal amount offered was increased from the previously announced $70 million aggregate principal amount. PrivateBancorp has granted the initial purchaser of the notes a 30-day option to purchase up to an additional $15 million aggregate principal amount of notes. The initial sale of the notes is expected to close March 14, 2007.

The notes will be senior, unsecured obligations of PrivateBancorp and will pay interest semiannually at a rate of 3 5/8% per year. The notes will mature on March 15, 2027, and will be convertible under certain circumstances into cash and, if applicable, shares of PrivateBancorp’s common stock at an initial conversion price of $45.05 per share (or an initial conversion rate of approximately 22.1976 shares per $1,000 principal amount of notes). The initial conversion price represents a 27.5% premium to the $35.33 per share closing price of PrivateBancorp’s common stock on the Nasdaq Global Select Market on March 8, 2007. In general, upon conversion of a note, the holder will receive cash equal to the lesser of $1,000 and the conversion value of the note plus, if applicable, shares of common stock of PrivateBancorp for any conversion value in excess of $1,000.

On or after March 20, 2009, PrivateBancorp may redeem any or all of the notes at a redemption price in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date. Holders of notes may require PrivateBancorp to repurchase all or a portion of their notes for cash on specified dates, or upon an occurrence of a fundamental change involving PrivateBancorp, at a purchase price equal to 100% of the principal amount of notes plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date.

PrivateBancorp expects to use up to $41.5 million of the net proceeds from the offering of the notes to repay borrowings under its existing senior debt facility, and a portion of the net proceeds for working capital and other general corporate purposes, which may include replacing brokered CDs at its subsidiary banks upon maturity. The Company also expects to use a portion of the net proceeds to repurchase up to approximately $7.5 million, or approximately 212,000 shares, of its common stock in privately negotiated transactions.

The securities to be offered have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and until so registered, may not be offered or sold in the United

States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release is not an offer to sell, nor a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers of the securities will be made only by means of a private offering memorandum.

Special Note Regarding Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These forward-looking statements represent the Company’s present beliefs and expectations, but they may not occur. Actual results may differ from current expectations based on a number of factors including PrivateBancorp’s ability to close the sale of the notes. In addition, PrivateBancorp may use the proceeds from this offering for purposes that are different than those currently contemplated. Investors should not place undue reliance upon any such forward-looking statements.